Exhibit (g)

FORM OF INVESTMENT MANAGEMENT AGREEMENT

MEGACORN Fund

AGREEMENT made this [   ] day of [   ], 2026, by and between Megacorn Fund, a Delaware statutory trust (the “Fund”), and Forge Global Advisors LLC, a Delaware limited liability company (the “Investment Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Investment Adviser to render investment management services with respect to the Fund and the Investment Adviser is willing to render such services; and

WHEREAS, the Investment Adviser may, subject to the approval of the Fund’s Board of Trustees (the “Board”), retain one or more sub-advisers (the “Sub-Advisers”) to render portfolio management services to the Fund pursuant to investment sub-advisory agreements among the Fund, the Investment Adviser and each such Sub-Adviser (each, a “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Adviser to act as Investment Adviser to the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Investment Adviser may provide such other additional services to the Fund as reasonably requested by the Fund and agreed to by the Investment Adviser, including preparing and reviewing the Fund’s registration statements and any amendments and supplements thereto, preparation and review of materials for Board and Board committee meetings, preparation and review of Fund shareholder reports, proxy statements, and other applicable regulatory reports and communications, and the provision of the Investment Adviser’s employees to act as officers of the Fund as agreed with the Board from time to time.

2. DUTIES AND AUTHORITIES OF INVESTMENT ADVISER. The Fund employs the Investment Adviser to furnish and manage a continuous investment program for the Fund. The Investment Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Investment Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Investment Adviser’s discharge of the foregoing responsibilities. The Investment Adviser may delegate certain of its duties under this Agreement with respect to the Fund or a portion of its assets to a Sub-Adviser or Sub-Advisers (subject to the approval of the Fund’s Board and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more Sub-Advisers deemed necessary to carry out the investment program of the Fund. The retention of a Sub-Adviser by the Investment Adviser shall not relieve the Investment Adviser of its responsibilities under this Agreement. The Investment Adviser may pay a Sub-Adviser a portion of the compensation received by the Investment Adviser hereunder.

The Investment Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund’s current registration statement and applicable laws and regulations. The Investment Adviser also agrees to comply with (a) any policies, guidelines, instructions and procedures approved by the Board, and (b) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided, in writing, to the Investment Adviser with reasonable notice prior to implementation.

The Investment Adviser shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s Prospectus and Statement of Additional Information, and to, perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including delegating such power to perform or to enter into and perform all contracts and undertaking to the Sub-Advisers, as the Investment Adviser deems appropriate or convenient in connection with the provision of its services contained herein. Without limiting the foregoing powers, the Investment Adviser shall have all specific rights and power to do, or to delegate the power to the Sub-Advisers to do, the following on behalf of the Fund:

(i)	acquire, hold, manage, vote, own and dispose of loans, securities, other financial instruments and any other assets held by the Fund;

(ii)	review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;

(iii)	provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Fund (including on creditors’ committees), vote with respect to investments and other assets of the Fund whether in person, by proxy, consent or otherwise, sell short investments and cover such sales;

(iv)	monitor, supervise and direct the investments of the Fund and dispose of them in such manner and at such times as the Investment Adviser or Sub-Advisers determine;

(v)	initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Fund, enforce the Fund’s rights or otherwise defend the interests of the Fund;

(vi)	cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

(vii)	employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

(viii)	take whatever steps are required by governmental authorities having jurisdiction over the Fund or its assets; and

(ix)	take such other actions as may be necessary or advisable in connection with the foregoing.

Without limiting the foregoing powers, the Investment Adviser shall also have specific rights and power to do, or to delegate the power to the Sub-Advisers to do, the following on behalf of the Fund, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures:

(x)	other than in connection with investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents; and

(xi)	obtain financing, borrow money, incur indebtedness, issue guarantees, mortgage, pledge, loan, impose liens upon and grant security interests in all or any part of the Fund’s assets; execute promissory notes, loan, pledge or security agreements, or other agreements, documents and instruments in connection therewith.

3. FUND TRANSACTIONS. The Investment Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution” under the particular circumstances of each transaction taking into account such factors as the Investment Adviser deems relevant and considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. In connection with the investment and reinvestment of the assets of the Fund, the Investment Adviser is authorized (and can delegate to Sub-Advisers) to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Adviser under Section 2 of this Agreement, as well as, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures, to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

It is understood that the Investment Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

On occasions when the Investment Adviser deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Adviser, the Investment Adviser may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Adviser will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

The Investment Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Investment Adviser seek to obtain best execution under the circumstances for the transaction; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Investment Adviser’s fees for services under this Agreement.

All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian except as otherwise authorized by the Board.

4. EXPENSES AND COMPENSATION OF THE INVESTMENT ADVISER. The Investment Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. In addition, with respect to the operation of the Fund, the Investment Adviser shall be responsible for (i) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the 1940 Act (each, a “12b-1 Plan”) or pursuant to, or as a condition of multiple-class exemptive relief obtained from the Securities and Exchange Commission; (ii) the reasonable costs of any special Board meeting or shareholder meeting convened for the primary benefit of the Investment Adviser or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Investment Adviser, then the Investment Adviser will be responsible for only its pro-rata share of such costs as determined in good faith by the Investment Adviser and the Fund; and (iii) the costs of the Investment Adviser’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Adviser and the Fund. If the Investment Adviser has agreed to limit the operating expenses of the Fund as referenced below, the Investment Adviser also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement. Except as otherwise specifically stated herein, the Investment Adviser shall not be responsible for any of the Fund’s expenses, including, but not limited to, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments. For the avoidance of doubt, the Fund shall bear all fees and expenses incurred in connection with the organization of the Fund and the offering of the Fund’s shares and will reimburse Investment Adviser for any such fees and expenses incurred by the Investment Adviser on the Fund’s behalf, including fees and expenses in connection with seeking the Securities and Exchange Commission’s approval of any exemptive relief contemplated in connection with the establishment or operations of the Fund.

For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Adviser a fee at an annual rate of 1.75%, accrued daily and payable monthly in arrears (the “Investment Advisory Fee”), before giving effect to any repurchase of shares in the Fund. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Adviser provided services to the Fund. Compensation will be paid to the Investment Adviser before giving effect to any repurchase of any shares in the Fund effective as of that date.

The Investment Adviser may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Adviser hereunder or to continue future payments.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. BOOKS AND RECORDS. The Investment Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Investment Adviser to supply to the Fund or its Board the information required to be supplied under this Agreement. The Investment Adviser will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Adviser may make and retain copies of such records.

6. STATUS OF INVESTMENT ADVISER. The services of the Investment Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7. LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT ADVISER.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Investment Adviser and any partner, member, manager, director, officer or employee of the Investment Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Adviser or any affiliate of the Investment Adviser or by any Sub-Adviser, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Investment Adviser, or any partner, member, manager, officer or employee of the Investment Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each such person being an “Indemnitee”), against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney’s fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from (i) this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement or (ii) the Investment Adviser’s obligation to indemnify a Sub-Adviser or any partner, member, manager, officer or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives under the terms of the Sub-Adviser’s Sub-Advisory Agreement so long as such indemnification obligations did not arise primarily from the such Indemnitee’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(c) The Investment Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liability to which the person may be liable that results from the Investment Adviser’s willful misfeasance, bad faith, or gross negligence in connection with the performance of the Investment Adviser’s obligations under this Agreement, or from the Investment Adviser’s reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(d) The Investment Adviser shall not be obligated to perform any service not described in this Agreement. The Investment Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that Investment Adviser’s overall management of the Fund will be successful. The Fund understands that investment decisions made for the Fund by the Investment Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

8. PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

9. AUTHORITY; NO CONFLICT. The Investment Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Adviser or any of its affiliates are a party.

10. FUND REPRESENTATIONS: The Fund represents, warrants and agrees that it: (a) has all requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and has furnished to the Investment Adviser copies of each of the following documents: (i) the governing documents of the Fund; (ii) the resolutions of the Board approving the engagement of the Investment Adviser as investment adviser of the Fund and approving this Agreement; and (iii) current copies of the Fund’s Prospectus and Statement of Additional Information. The Fund shall furnish the Investment Adviser from time to time with copies of all material amendments of or material supplements to each of the foregoing, if any, with reasonable notice prior to implementation.

11. NO LICENSE OF INVESTMENT ADVISER’S NAME. The Parties agree that the name of the Investment Adviser, the names of any affiliates of the Investment Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Investment Adviser and its affiliates. If the Fund makes any unauthorized use of the Investment Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Investment Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

12. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until [   ], 2028 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Investment Adviser, or by the Investment Adviser at any time, without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 12, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

13. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Adviser:

Forge Global Advisors LLC
Attn: Monica Simon, Head of Legal
4 Embarcadero Center, Ste 1500
San Francisco, CA 94111 Telephone: 800-279-7754

If to the Fund:
Megacorn Fund
c/o UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212 Telephone: [ ]

14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

17. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. TRACK RECORD. Notwithstanding anything else to the contrary herein, the Investment Adviser shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Adviser shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

19. MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. NO THIRD PARTY BENEFICIARIES. The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

MEGACORN FUND

By:
Name:
Title:

FORGE GLOBAL ADVISORS LLC

By:
Name:	Vince Gubitosi
Title:	Co-President, Asset and Wealth Management

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